Issuer Free Writing Prospectus filed pursuant to Rule 433
Registration No. 333-224464
May 11, 2020

Pricing Term Sheet

Becton, Dickinson and Company
2.823% Notes due 2030 (the “2030 Notes”)
3.794% Notes due 2050 (the “2050 Notes”)
(collectively, the “Notes”)

Issuer:	Becton, Dickinson and Company (the “Company”)

Aggregate Principal Amount Offered:	$750,000,000 of the 2030 Notes $750,000,000 of the 2050 Notes

Maturity Date:	2030 Notes: May 20, 2030 2050 Notes: May 20, 2050

Coupon (Interest Rate):	2030 Notes: 2.823% 2050 Notes: 3.794%

Price to Public (Issue Price):	2030 Notes: 100.000% of principal amount 2050 Notes: 100.000% of principal amount

Underwriting Discount:	2030 Notes: 0.650% 2050 Notes: 0.875%

Yield to Maturity:	2030 Notes: 2.823% 2050 Notes: 3.794%

Spread to Benchmark Treasury:	2030 Notes: +210 basis points 2050 Notes: +235 basis points

Benchmark Treasury:	2030 Notes: 1.500% due February 15, 2030 2050 Notes: 2.375% due November 15, 2049

Benchmark Treasury Yield:	2030 Notes: 0.723% 2050 Notes: 1.444%

Interest Payment Dates:	2030 Notes and 2050 Notes: May 20 and November 20, commencing November 20, 2020

Day Count Convention:	2030 Notes and 2050 Notes: 30/360

Make-whole Call:	2030 Notes: +35 basis points (prior to February 20, 2030) 2050 Notes: +40 basis points (prior to November 20, 2049)

Par Call:	2030 Notes: On or after February 20, 2030 2050 Notes: On or after November 20, 2049

In each case, plus accrued and unpaid interest to, but excluding, the redemption date.

Change of Control:
If a change of control triggering event occurs in respect of a series of Notes, unless the Company has exercised its right to redeem the Notes as described under “Optional Redemption,” each holder of such series of Notes will have the right to require the Company to repurchase such Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of repurchase.

Trade Date:	May 11, 2020

Settlement Date:	May 20, 2020 (T+7)[1]

CUSIP / ISIN Numbers:	2030 Notes: 075887 CJ6 / US075887CJ64 2050 Notes: 075887 CK3 / US075887CK38

Denominations:	$1,000 x $1,000

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	None

The Company has filed a registration statement, as amended by post-effective amendment no. 1 thereto (including a prospectus), with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

[1]
Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the Notes initially settle on the seventh business day following the Trade Date, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.